EXHIBIT 10.1
EDAC TECHNOLOGIES CORPORATION
2011 EQUITY INCENTIVE PLAN
Section 1. Purpose
     The purpose of the EDAC Technologies Corporation 2011 Equity Incentive Plan (the “2011 Plan”) is to attract and retain employees and directors to provide an incentive for them to assist EDAC Technologies Corporation (the “Corporation”) to achieve its long-range performance goals, and to enable them to participate in the long-term growth of the Corporation.
Section 2. Definitions
(a)	“Award” means any Option or Restricted Stock awarded under the 2011 Plan.

(b)	“Board” means the Board of Directors of the Corporation.

(c)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(d)	“Committee” means the Compensation Committee of the Board, or such other committee of not less than two members of the Board appointed by the Board to administer the 2011 Plan, provided that the members of such Committee must be Non-Employee Directors as defined in Rule 16b-3(b) promulgated under the Securities Exchange Act of 1934, as amended.

(e)	“Common Stock” or “Stock” means the Common Stock, par value $0.0025 per share, of the Corporation.

(f)	“Corporation” means EDAC Technologies Corporation

(g)	“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

(h)	“Director” means any non-employee member of the Board.

(i)	“Fair Market Value” means with respect to Common Stock on any given date, the closing sales price of one share of Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date) on a national securities exchange (including the NASDAQ Capital Market) on which the Common Stock may be listed, as reported by such national securities exchange. If the Common Stock is not listed on a national securities exchange, but is quoted on the OTC

Bulletin Board or similar regulated quotation service, the Fair Market Value of the Common Stock shall be the mean of the bid and asked prices per share of the Common Stock for such date. If the Common Stock is not quoted or listed as set forth above, Fair Market Value shall be determined by the Board in good faith by any fair and reasonable means established by the Board from time to time (which means may be set forth with greater specificity in the applicable written document granting such Award). The Fair Market Value of property other than Common Stock shall be determined by the Board in good faith by any fair and reasonable means established by the Board from time to time.
(j)	“Incentive Stock Option” means an option to purchase shares of Common Stock, awarded to a Participant under Section 6, which is intended to meet the requirements of Section 422 of the Code or any successor provision.

(k)	“Nonqualified Stock Option” means an option to purchase shares of Common Stock, awarded to a Participant under Section 6, which is not intended to be an Incentive Stock Option.

(l)	“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(m)	“Participant” means a person selected by the Board to receive an Award under the 2011 Plan.

(n)	“Restricted Period” means the period of time selected by the Board during which an award of Restricted Stock may be forfeited to the Corporation.

(o)	“Restricted Stock” means shares of Common Stock subject to forfeiture, awarded to a Participant under Section 7.
Section 3. Administration
     The Board shall have the responsibility to administer the 2011 Plan. However, the Board may designate the Committee to administer the 2011 Plan on its behalf. The Board, or if designated, the Committee, shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the 2011 Plan as it shall from time to time consider advisable, and to interpret the provisions of the 2011 Plan. The Board’s decisions shall be final and binding. To the extent permitted by applicable law and permitted to meet the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, the Board may delegate to the Committee the power to make Awards to Participants and all determinations under the 2011 Plan with respect thereto.
Section 4. Eligibility
     All employees and, in the case of Awards other than Incentive Stock Options, Directors of the Corporation capable of contributing significantly to the successful performance of the Corporation are eligible to be Participants in the 2011 Plan.

Section 5. Stock Available for Awards
(a)	Subject to adjustment under subsection (b), Awards may be made under the 2011 Plan of up to a maximum of 200,000 shares of Common Stock; provided, however, that (i) in no event shall grants of Options under the 2011 Plan exceed 150,000 shares of Common Stock, and (ii) in no event shall grants of Restricted Stock under the 2011 Plan exceed 50,000 shares of Common Stock. If any Award in respect of shares of Common Stock granted under the 2011 Plan expires, terminates, is terminated unexercised or is forfeited for any reason or settled in a manner that results in fewer shares outstanding than were initially awarded, including without limitation the surrender of shares in payment for the Award or any tax obligation thereon, the shares subject to such Award or so surrendered, as the case may be, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the 2011 Plan, subject, however, in the case of Incentive Stock Options, to any limitation required under the Code. Common Stock issued through the assumption or substitution of outstanding grants from an acquired corporation shall not reduce the shares available for Awards under the 2011 Plan. Shares issued under the 2011 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b)	In the event that the Board determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, stock split, reverse stock split, reclassification, reorganization, merger, consolidation, split-up, spin-off, liquidation, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the 2011 Plan, then the Board, subject, in the case of Incentive Stock Options, to any limitation required under Section 422 of the Code, and with respect to other Options, any applicable requirements of Section 409A of the Code, shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the 2011 Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Board may make provision for a cash payment with respect to an outstanding Option, provided that the number of shares subject to any Option shall always be a whole number.
Section 6. Stock Options
(a)	Subject to the provisions of the 2011 Plan, the Board may award Incentive Stock Options and Nonqualified Stock Options and determine the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code, or any successor provision, and any regulations thereunder.

(b)	The Board shall establish the option price at the time each Option is awarded, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award with respect to such Option.

(c)	Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award or thereafter. The Board may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(d)	No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefore is received by the Corporation. Such payment may be made in whole or in part in cash or, to the extent permitted by the Board at or after the award of the Option, by delivery of shares of Common Stock owned by the option holder, valued at their Fair Market Value on the date of delivery, by the reduction of the shares of Common Stock that the optionholder would be entitled to receive upon exercise of the Option, such shares to be valued at their Fair Market Value on the date of exercise, less their option price (a so-called “cashless exercise”), or such other lawful consideration as the Board may determine.

(e)	In the case of Incentive Stock Options the following additional conditions shall apply to the extent required under Section 422 of the Code for the options to qualify as Incentive Stock Options:
(i)	Such options shall be granted only to employees of the Corporation, and shall not be granted to any person who owns stock that possesses more than ten percent of the total combined voting power of all classes of stock of the Corporation or of its parent or subsidiary corporation (as those terms are defined in Section 422(b) of the Code), unless, at the time of such grant, the exercise price of such option is at least 110% of the fair market value of the stock that is subject to such option and the option shall not be exercisable more than five years after the date of grant;

(ii)	Such options shall, by their terms, be transferable by the optionholder only by the laws of descent and distribution, and shall be exercisable only by such optionholder during his lifetime.

(iii)	Such options shall not be granted more than ten years from the effective date of the 2011 Plan or any subsequent amendment to the 2011 Plan approved by the stockholders of the Corporation which extends this Incentive Stock Option expiration date, and shall not be exercisable more than ten years from the date of grant.

(iv)	Notwithstanding other provisions hereof, the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the employee during any calendar year (under all such plans of the employee’s employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

Section 7. Restricted Stock
(a)	Subject to the provisions of the Plan, the Board may award shares of Restricted Stock and determine the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to the Corporation and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

(b)	Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Board, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Board may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Corporation. At the expiration of the Restricted Period, the Corporation shall deliver such certificates to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary.

(c)	Any Participant who receives an award of Restricted Stock shall have the right to make an election to treat such Restricted Stock as income pursuant to Section 83(b) of the Code and the Corporation shall provide the Participant with such information and take such actions as shall be necessary to make such election available to the Participant.
Section 8. General Provisions Applicable to Awards
(a)	Documentation. Each Award under the 2011 Plan shall be evidenced by a written document delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the 2011 Plan as the Board considers necessary or advisable to achieve the purposes of the 2011 Plan or comply with applicable tax and regulatory laws and accounting principles. If such written document evidences an Award of Options, it shall specify whether such Options are intended to be Nonqualified Stock Options or Incentive Stock Options, and in the absence of such specification such Options shall be deemed Nonqualified Stock Options.

(b)	Board Discretion. Each type of Award may be made alone, in addition to or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly. Except as otherwise provided by the 2011 Plan or a particular Award, any determination with respect to an Award may be made by the Board at the time of award or at any time thereafter.

(c)	Settlement. If shares of Common Stock are to be used in payment pursuant to an Award and such shares were acquired upon the exercise of a stock option (whether or not granted under the 2011 Plan), such shares must have been held by the Participant for at least six months.

(d)	Dividends and Cash Awards. In the discretion of the Board, except as may be required for any Options to remain exempt from the provisions of Section 409A of the Code or meet the requirements of Section 422 of the Code, whichever is applicable, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

(e)	Termination of Employment. The Board shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(f)	Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Corporation, as defined in Treasury Regulation Section 1.409A-3(i)(5)(i), the Board in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Board to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefore, by another entity, or (v) make such other provision as the Board may consider equitable and in the best interests of the Corporation. Notwithstanding the foregoing, any change in Incentive Stock Options shall comply with the rules under Section 424 of the Code and no change may be made to any Award which would make the Award subject to the provisions of Section 409A of the Code.

(g)	Withholding. The Corporation shall have the power and the right to deduct or withhold, or require a Participant to remit to the Corporation an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to an Award or any dividends or other distributions payable with respect thereto. In the Board’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Corporation may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(h)	Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonqualified Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(i)	Transfer. Except as otherwise provided by the Board, Awards under the 2011 Plan are not transferable other than as designated by the Participant by will or by the laws of descent and distribution.

(j)	Compliance with Section 409A of the Code. To the extent applicable, the 2011 Plan is intended to be operated in good faith compliance with the exemptions applicable under Section 409A of the Code and its accompanying regulations, and any additional guidance issued under Section 409A. To the extent that any provision of the 2011 Plan violates the exemptions available under Section 409A, such provision shall be deemed inoperative and the remaining provisions of the 2011 Plan shall continue to be fully effective.
Section 9. Miscellaneous
(a)	No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Corporation expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the 2011 Plan, except as expressly provided in the applicable Award.

(b)	No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the 2011 Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c)	Effective Date and Duration of the 2011 Plan. The 2011 Plan was adopted by the Board and stockholders of the Corporation and became effective on April 27, 2011. Unless earlier terminated by the Board, the 2011 Plan shall terminate on April 27, 2021.

(d)	Amendment of 2011 Plan. The Board may amend, suspend or terminate the 2011 Plan or any portion thereof at any time, without shareholder approval, provided that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable requirement of the laws of the jurisdiction of incorporation of the Corporation, any applicable tax requirement, including Section 422 of the Code, any applicable rules or regulation of the Securities and Exchange Commission, including Rule 16b-3 (or any successor rule thereunder), or the rules and regulations of NASDAQ or any other exchange or stock market over which the Corporation’s securities are listed. No amendment shall be made where such amendment increases the total number of shares of Common Stock reserved for issuance of Awards or reduces the minimum exercise price for options or exchange of options for other Awards, unless such change is authorized by the shareholders within one year.

(e)	Governing Law. The provisions of the 2011 Plan shall be governed by and interpreted in accordance with the laws of the jurisdiction of incorporation of the Corporation.

(f)	Indemnity. Neither the Board nor the Committee, nor any members of either, nor any employees of the Corporation or any parent, subsidiary, or other affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to the 2011 Plan, and the Corporation hereby agrees to indemnify the members of the Board, the members of the Committee, and the employees of the Corporation and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.